Jade Mountain Corporation

211 West Wall
Midland, Texas 79701

Telephone: 432-682-1761
Facsimile: 432-682-2560

October 5, 2007

Jade Mountain Corporation
211 West Wall Street
Midland, Texas 79701

Gentlemen,

I hereby resign as Director of Jade Mountain Corporation effective ten (10) days after the filing by the company of a Schedule 14F-1 with the Securities and Exchange Commission.

Sincerely,

Glenn A. Little